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                           COLLAGEN AESTHETICS, INC.
                              1850 Embarcadero Road
                           Palo Alto, California 94303

                                 April 23, 1999

Mr. Dan Reich
President
INAMED Corporation
3800 Howard Hughes Boulevard
Las Vegas, NV 89109

                            CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

         1. In connection with our mutual consideration of a possible transaction (the "Transaction") between Collagen Aesthetics, Inc. ("Collagen") and INAMED Corporation ("Potential Buyer"), Collagen may have delivered or may deliver to Potential Buyer or its Representatives (as defined below) certain oral and written Information (as defined below) concerning Collagen and the Transaction.

         2. As used herein, "Information" means (i) all data, reports, analyses, compilations, studies, interpretations, forecasts, records and other materials (in whatever form maintained, whether documentary, computer stored or otherwise) that contain or otherwise reflect information concerning Collagen, any of its subsidiaries or affiliates or the Transaction, or any portion thereof, that Collagen (as defined below) or its Representatives may provide to the Potential Buyer or its Representatives in the course of the evaluation of the Transaction ("Provided Information"), together with all data, reports, analyses, compilations, studies, interpretations, forecasts, records or other materials (in whatever form maintained, whether documentary, computer stored or otherwise) prepared by the Potential Buyer receiving Provided Information or its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Provided Information ("Derived Information"), and (ii) the fact that discussions or negotiations are taking place between Potential Buyer and Collagen concerning the Transaction and all information related thereto with respect to the Transaction, including the status thereof. As used herein, "Representatives" means, collectively, the controlled affiliates of Potential Buyer or Collagen, as the case may be, and the respective directors, shareholders, employees, financial advisors, lenders, accountants, attorneys, agents, equity investors or controlling persons of Potential Buyer or Collagen, as the case may be, or their controlled affiliates. As used herein, the term "person" shall be broadly interpreted to included, without limitation, any corporation, partnership, trust or individual. Potential Buyer and Collagen are sometimes referred to herein individually as a "Party" and collectively as the "Parties."



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         3. Potential Buyer agrees that, in consideration of being furnished with the Information, all information shall be kept confidential and shall not, without the prior written consent of Collagen, be disclosed by the Potential Buyer or its Representatives in any manner whatsoever, in whole or in part, other than to the Potential Buyer's Representatives, and shall not be used, directly or indirectly, for any purpose other than in connection with evaluating the Transaction and not in any way inherently detrimental to Collagen. Moreover, Potential Buyer agrees to reveal Information only to its Representatives if and to the extent that such Representatives, in the reasonable judgment of the Potential Buyer, need to know any Information for the purpose of evaluating the Transaction and are informed of the confidential nature of the Information and agree to be bound by the terms and conditions of this Agreement. Potential Buyer shall be responsible for any breach of this Agreement by its Representatives (including Representatives who, subsequent to the first date of disclosure of Information hereunder, become former Representatives). Moreover, Potential Buyer shall take all reasonably necessary measures to restrain their respective Representatives (or former Representatives) from unauthorized disclosure or use of the Information.

         4. Potential Buyer agrees that from the date hereof up to and including the date of acceptance by Collagen of any written offer from the Potential Buyer relating to the Transaction, Potential Buyer and its Representatives shall not, without Collagen's written consent, identify Collagen by name or by identifiable description to any other person in connection with the Transaction. The Potential Buyer shall not take any action, without the written consent of Collagen, that could be reasonably foreseen to result in a disclosure of any Information in any filing or other required disclosure.

         5. If a Transaction is not consummated or if Collagen so requests, the Potential Buyer shall promptly return to Collagen all copies of the Information in its possession and in the possession of its Representatives, and will destroy all copies of any Derived Information, provided, however, that documents reflecting the Potential Buyer's final evaluation of the Transaction and the reasons for its decision not to proceed with such a Transaction will not need to be returned or destroyed, provided further, however, that this Agreement will continue to apply to documents reflecting such final evaluation and the Potential Buyer will continue to be bound by its obligations of confidentiality and other obligations hereunder.

         6. The Potential Buyer shall not initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, shareholder, employee or agent of Collagen or its subsidiaries regarding its business, operations, prospects or finances, nor shall the Potential Buyer solicit, encourage or attempt to solicit or encourage any of the foregoing to cease their relationship with the Company for any reason, except with the express written permission of Collagen. It is further understood that all (i) communications regarding a possible Transaction, (ii) requests for additional Information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures will be submitted or directed to the Undersigned or a designee of Collagen specified in writing by the Undersigned.

         7. This Agreement shall not apply to such of the Information as (a) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction



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by the Potential Buyer or anyone to whom the Potential Buyer or any of its
Representatives transmit or have transmitted any Information, (b) is or becomes known or available to the Potential Buyer on a nonconfidential basis from a source (other than Collagen or any of its subsidiaries or affiliates or any of their respective Representatives or pursuant hereto) that, to the best of the Potential Buyer's knowledge, after due inquiry, is not prohibited from disclosing such Information to the Potential Buyer by a contractual, legal or fiduciary obligation owed to Collagen or its Representatives, or (c) was independently developed by the Potential Buyer without reference to the Provided Information, provided such independent development can reasonably be proven by the Potential Buyer's written records.

         8. Potential Buyer (i) acknowledges that neither Collagen nor any of its subsidiaries or affiliates or any of its Representatives make any representation or warranty (express or implied) as to the accuracy or completeness of any Information, and (ii) agrees to assume full responsibility for all conclusions Potential Buyer derives from the Information. Potential Buyer shall be entitled to, and shall, rely solely on representations and warranties made in any final agreement, if any, relating to the Transaction. Nothing contained in this Agreement nor the conveying of Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property.

         9. In the event that the Potential Buyer or any person to whom it or its Representatives transmit or have transmitted Information become legally compelled (by oral questions, interrogatories, requests for Information or documents, subpoenas, civil investigative demands or otherwise) to disclose any such Information, the party under the legal compulsion (the "Compelled Party") shall provide Collagen with prompt written notice so that Collagen may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Agreement. In the event that Collagen is unable to obtain a protective order or other appropriate remedy, or if it so directs the Compelled Party, the Compelled Party shall furnish only that portion of the Information that the Compelled Party is advised by its counsel is legally required to be furnished by it and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such Information.

         10. For a period of eighteen months from the date of this Agreement, neither the Potential Buyer nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended) or its Representatives shall without the prior written approval of the Board of Directors of Collagen
(i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any voting securities or property of Collagen or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving Collagen or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of Collagen or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of Collagen or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Collagen, (v) disclose any intention, plan or arrangement with respect to any of the foregoing or (vi) advise, assist or

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encourage any other persons in connection with any of the foregoing. The
Potential Buyer also agrees during such period not to (x) request Collagen (or its directors, shareholders, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph or (y) take any action which might require Collagen to make a public announcement regarding the possibility of a business combination or merger.

         11. The Potential Buyer hereby acknowledges that it is aware and that its Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

         12. The Potential Buyer also understands and agrees that no contract or agreement providing for a Transaction with Collagen shall be deemed to exist between the Parties unless and until a definitive Transaction agreement has been executed and delivered, and the Potential Buyer hereby waives, in advance, any claims (including, without limitation breach of contract) in connection with a possible Transaction with Collagen unless and until the Parties shall have entered into a definitive Transaction agreement. The Prospective Buyer also agrees that unless and until a Transaction agreement between the Parties has been executed and delivered, Collagen has no legal obligations of any kind whatsoever with respect to any such Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The Potential Buyer further understands that (i) Collagen shall be free to conduct the process for a possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any other prospective parties and entering into a definitive Transaction agreement with any other party without prior notice to the Potential Buyer or any other person), (ii) any procedures relating to such possible Transaction may be changed at any time without notice to the Potential Buyer or any other Person, (iii) Collagen reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the Potential Buyer at any time, and (iv) the Potential Buyer shall not have any claims whatsoever against Collagen or any of its directors, officers, shareholders, owners, affiliates or agents arising out of or relating to a possible Transaction with the Potential Buyer (other than those as against the parties to a definitive Transaction Agreement in accordance with the terms thereof).

         13. This Agreement shall inure to the benefit of and be binding upon Potential Buyer and Collagen and their respective successors and permitted assigns.

         14. The Parties agree that Collagen would be irreparably injured by a breach of this Agreement by the Potential Buyer or its Representatives and that Collagen shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by the Potential Buyer or its Representatives, but shall be in addition to all other remedies available at law or in equity.

         15. The Parties also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions contemplated hereby (and the


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Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the other Party's address set forth below shall be effective service of process for any action, suit or proceeding brought in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction contemplated hereby, in the courts of the State of California or the United States of America located in the State of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         16. All notices required to be provided pursuant to this Agreement shall be addressed and shall be sent either by overnight delivery by a courier of national reputation (e.g., Federal Express) or by confirmed facsimile with the original sent either by overnight delivery or by U.S. mail:

         in the case of Collagen:

         1850 Embarcadero Road
         Palo Alto, California  94303
         Attn: Gary Petersmeyer, CEO
         Fax: (650) 354-4853

         with a copy to:

         Elias J. Blawie
         Venture Law Group
         2800 Sand Hill Road
         Menlo Park, California  94025
         Fax: (650) 854-1121

         in the case of Potential Buyer:



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         Attn:
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         Fax:
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         with a copy to:

         Vivek Jain, VP
         Hambrecht & Quist
         230 Park Avenue
         New York, NY  10169
         Fax:  (212) 207-1519

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         17. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder.

         18. Any assignment of this Agreement by Potential Buyer or Collagen without the prior written consent of the other Party shall be void.

         19. Except as provided for in Section 10 hereof, this Agreement shall terminate three years from the date hereof. After the termination of Section 10 hereof, the remaining provisions of this Agreement shall not be construed to prohibit or limit either Party hereto from taking the actions described in
Section 10 hereof.

         20. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

         21. This Agreement contains the entire agreement between the Parties concerning the confidentiality of the Information and related matters, and no modifications of this Agreement or waiver of the terms and conditions hereof shall be binding upon the Parties, unless approved in writing by each of Potential Buyer and Collagen.

         22. No written consent required by this Agreement shall be unreasonably withheld.

         If the foregoing reflects our agreement, kindly sign and return the duplicate copy of this letter to us.

                              Sincerely,

                              COLLAGEN AESTHETICS, INC.

                              By:
                                  -------------------------
                                   Gary Petersmeyer
                                   Chief Executive Officer

                              Agreed to as of the date set forth above:


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                              By:
                              Name:
                              Title:



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